Exhibit 1a-14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

We consent to the inclusion in this Registration Statement of Advanced Predictive Analytics, Inc. (the “Company”) on Form 1-A of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated September 11, 2015 with respect to our audits of the financial statements of Advanced Predictive Analytics, Inc. as of December 31, 2014 and 2013 and for the years then ended.

/s/ L J Soldinger Associates, LLC

L J Soldinger Associates, LLC

Deer Park, Illinois

December 17, 2015